Exhibit 16.1

October 11, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated October 7, 2019 of Taitron Components Incorporated and we are in agreement with the statements concerning our firm contained within the second paragraph of Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ HASKELL & WHITE LLP